RESOLUTION PASSED BY THE DIRECTORS OF
                                 SAPPI LIMITED
                       (REGISTRATION NO. 1936/08963/06)

                                  31 MAY 2000


                           CONDITIONS OF EMPLOYMENT


RESOLVED:

1. that the Board exercises the power conferred on it in terms of clauses 11.3, 16.1 and 20.2.3 of the Trust deed embodying The Sappi Limited Share Incentive Scheme ("the Scheme") to accelerate the benefits under the Scheme of employees of the group who participate in the Scheme in the event of a change of control of the company becoming effective

     i)   unless the change of control is initiated by the Board; or

     ii) if, in concluding the change of control, the Board in office at the time immediately prior to the proposed change of control being communicated to the Board ceases to be able to determine the future employment conditions of the group's employees, on the basis that any such employee shall be entitled to require such acceleration by written notice within a period of 90 days after the date upon which such change of control becomes effective. For such purpose, "control" shall include all circumstances where a party (or parties acting in concert), directly on indirectly, obtains

     1.1  the de facto control of the company, or

     1.2 the beneficial ownership of the specified percentage or more of the company's issued equity shares, or

     1.3 the control of the specified percentage or more of the voting rights at meetings of the company. For the purpose of 1.2 and 1.3, the expression "specified percentage" shall bear the meaning assigned to it from time to time in the South African Securities Regulation Code on Takeovers and Mergers of the Securities Regulation Panel read with the South African Companies Act No 61 of 1973, as amended, presently being 35%, or

     1.4 the right to control the management of the company or the composition of the company's board of directors ("board"), or

     1.5 the right to appoint or remove directors holding a majority of voting rights at board meetings.

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A "change of control" shall also include the approval by the company's shareholders of, or the consummation of, a merger or consolidation of the company with any other business or entity, or upon a sale of the whole or a major part of the company's assets;

2. that to give effect to resolution 1, the company enter into a letter agreement with employees who participate in the Scheme;

3. that Mr. Eugene van As in his capacity as Executive Chairman of the company or, failing him, any other director of the company is authorised to do whatever may be necessary and to sign such documents as may be necessary to give effect to resolutions 1 and 2.



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